EXHIBIT 2.1



Fimas Sdn Bhd and all its subsidiaries                   Date   January 31, 2001
Lot 8&9 Lorong Perusahaan Miel
09000 Kulim Kedah Malaysia


Att:     Yap Hun Kok Managing Director
         Voon Soo Tuck Operation Director
         Lim Ah Huat Chairman


Cancellation of the acquisition of Fimas Sdn Bhd and all its subsidiaries by SETO Holdings Inc.

Confirming our recent discussions and meetings, we have mutually decided and agree that the acquisition on November 27, 1999 of Fimas Sdn Bhd and all its subsidiaries by SETO Holdings Inc., is to be immediately dissolved as of today January 31, 2001. The 5,000,000 shares of SETO Holdings Inc. issued to Fimas Sdn Bhd shareholders for the purchase of all the outstanding shares of Fimas Sdn Bhd and subsidiaries be immediately returned to the SETO Holdings Inc. Treasury and all shares of Fimas Sdn Bhd and its subsidiaries will be returned to Fimas Sdn Bhd upon the cancellation of the SETO Corporate Guarantee to Bank Bumiputra-Commerce Bank Berhad and Sogelease Advance (Malaysia) Sdn Bhd for capital financing and equipment financing.

In addition all SETO Holdings Inc. loans to Fimas and its subsidiaries must be paid within three months secured with a bankers guarantee.

As discussed and agreed between both parties, the low profit margins and the capital required to finance the Fimas Sdn Bhd is not consistent with the future plans of SETO Holdings Inc. which are the main reasons for dissolving the acquisition.

Upon signing of this agreement and the satisfying of the bank guarantees including the repayment of the debt to SETO Holdings Inc. SETO will not have any further responsibility or involvement as to the business or otherwise of Fimas Sdn Bhd and its subsidiaries except for the possibility of SETO to bring business to Fimas Sdn Bhd and its subsidiaries on a contact manufacturing basis to be sold to SETO for resale. Fimas Sdn Bhd will not have any further responsibility or involvement in the business or otherwise of SETO Holdings Inc. except to furnish whatever information is required financial or otherwise as of the closing date of this agreement to satisfy the company's SEC filing requirements which includes an Audited Statement as of January 31, 2001 no later then March 31, 2001.





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Effective immediately Yap Hun Kok and Voon Soo Tuck are to resign as SETO
Corporate Directors as of this day January 31, 2001.


/s/ Eugene Pian                                 /s/ Lim Ah Huat
--------------------------------                --------------------------------
Eugene Pian                                     Lim Ah Huat
President, CEO                                  Chairman, Fimas Sdn Bhd
SETO Holdings Inc.                              Date:
                                                     ---------------------------
Date:   January 31, 2001
       ----------------------------
                                                /s/ Yap Huh Kok
                                                --------------------------------
                                                Yap Huh Kok
                                                Managing Director, Fimas Sdn Bhd
                                                Date:
                                                     ---------------------------

                                                /s/ Yap Huh Kok
                                                --------------------------------
                                                Voon Soo Tuck
                                                Operations Director
                                                Date:
                                                     ---------------------------


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